Exhibit 99.2
TOPGOLF CALLAWAY BRANDS CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Effective January 1, 2026, Topgolf Callaway Brands Corp. (the “Company”) and Callaway TG Holdco Inc., a wholly-owned direct subsidiary of the Company (“NewCo” and, together with the Company, the “Sellers”), completed the previously announced sale of a 60% stake in the Topgolf and Toptracer businesses (“Topgolf”), to LGP TG Aggregator, LLC, an affiliate of Leonard Green & Partners, L.P (the “Topgolf Purchaser”) for approximately $800 million in net proceeds (the “Topgolf Sale”), comprised of the purchase price for the Topgolf equity interests of $660 million, plus the Company’s proceeds from related financing transactions, net of transaction fees, cash sold, and estimated purchase price adjustments made at closing, pursuant to the terms of an Equity Purchase Agreement (the “Topgolf Purchase Agreement”) dated November 17, 2025 by and among the Sellers and the Topgolf Purchaser. The net cash proceeds ultimately recognized may change based on customary net working capital and other adjustments to be made pursuant to the Purchase Agreement. In connection with the closing of the transactions, the Company utilized net cash proceeds to repay a portion of the Company's existing senior secured term loan B facility (as amended, the “2023 Term Loan B”).
As previously reported, on May 31, 2025, the Company completed the sale of 100% of the outstanding equity interests of Callaway Germany Holdco GmbH, which owns various entities that operate the Jack Wolfskin business (“Jack Wolfskin”), to Anca Holdco GmbH & Co. KG (the “Jack Wolfskin Purchaser”), an indirect wholly-owned subsidiary of ANTA Sports Products Limited, for $290.0 million in cash, net of cash sold and subject to net working capital and other customary adjustments (the “Jack Wolfskin Sale”), pursuant to the terms of a Sale & Purchase Agreement (the “Jack Wolfskin Purchase Agreement”) dated April 10, 2025 by and between the Company and the Jack Wolfskin Purchaser.
The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2025 and for each of the years ended December 31, 2024, 2023, and 2022 reflect the Company’s results of operations as if the Topgolf Sale and Jack Wolfskin Sale had both occurred as of January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 reflects the Company’s financial position as if the Topgolf Sale had occurred on September 30, 2025 and already takes into account the completion of the Jack Wolfskin Sale, which occurred on May 31, 2025. Certain incremental transactions not related to the historical Topgolf business, including the repayment of the Company’s debt and the establishment of transition services agreements (“TSAs”) between the Company and Topgolf and between the Company and Jack Wolfskin, are presented as transaction accounting adjustments and are reflected in the unaudited pro forma condensed consolidated statements of operations as if they had occurred on January 1, 2024.
In connection with the Topgolf Sale, the Company and the Topgolf Purchaser also entered into a warehouse services agreement whereby the Company will provide certain warehouse services to the Topgolf Purchaser for a term of up to ten years following the closing of the Topgolf Sale. The Company considered the impact of the warehouse services agreement and determined that no further pro forma adjustments were necessary, as the impact of any adjustments would not enhance an understanding of the pro forma effects of the Topgolf Sale and the agreement is not expected to have a material impact on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 or the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2025 or for the year ended December 31, 2024.
The unaudited pro forma condensed consolidated financial statements have been prepared based upon management’s estimates utilizing the best available information and are subject to the assumptions and adjustments described below and in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. They are not intended to be a complete representation of the Company’s financial position or results of operations had the Topgolf Sale and Jack Wolfskin Sale occurred as of the period indicated. In addition, the unaudited pro forma condensed consolidated financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of the Company’s future results of operations or financial condition had the Topgolf Sale and Jack Wolfskin Sale been completed on the date assumed. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s historical audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 3, 2025, and the Company’s historical unaudited consolidated financial statements and accompanying notes included in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2025 filed with the Securities and Exchange Commission on November 6, 2025, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such reports.
The adjustments included in the “Topgolf Disposal” and “Jack Wolfskin Disposal” columns of the unaudited pro forma condensed consolidated financial statements are presented in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 205-20, Presentation of Financial Statements – Discontinued Operations (“ASC 205”), under accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company's current estimates on a discontinued operations basis are preliminary and could change as the Company finalizes discontinued operations accounting to be reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended.

TOPGOLF CALLAWAY BRANDS CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2025
(In millions)

	As Reported	Topgolf Disposal (a)	Continuing Operations	Transaction Accounting Adjustments	Notes	Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$865.6	$(13.5)	$852.1	$(191.0)	(c)	$661.1
Accounts receivable, net of allowances	218.5	(7.4)	211.1	—		211.1
Inventories	568.7	(37.9)	530.8	—		530.8
Prepaid expenses	70.9	(26.4)	44.5	—		44.5
Other current assets	144.7	(71.1)	73.6	—		73.6
Total current assets	1,868.4	(156.3)	1,712.1	(191.0)		1,521.1
Property, plant and equipment, net	2,222.6	(2,059.0)	163.6	—		163.6
Operating lease right-of-use assets, net	1,242.5	(1,079.4)	163.1	—		163.1
Trade names and trademarks	1,110.7	(891.9)	218.8	—		218.8
Other intangible assets, net	50.9	(47.1)	3.8	—		3.8
Goodwill	619.8	—	619.8	—		619.8
Other assets, net	455.2	(279.3)	175.9	240.4	(e) (l)	416.3
Total assets	$7,570.1	$(4,513.0)	$3,057.1	$49.4		$3,106.5
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	332.9	(115.8)	217.1	(3.6)	(c) (d)	213.5
Accrued employee compensation and benefits	133.6	(66.2)	67.4	—		67.4
Convertible notes, net	257.4	—	257.4	—		257.4
Asset-based credit facilities	47.3	—	47.3	—		47.3
Operating lease liabilities, short-term	80.8	(59.2)	21.6	—		21.6
Construction advances	40.2	(40.2)	—	—		—
Deferred revenue	77.5	(59.3)	18.2	—		18.2
Other current liabilities	29.0	(11.8)	17.2	—		17.2
Total current liabilities	998.7	(352.5)	646.2	(3.6)		642.6
Long-term debt, net	1,191.5	(43.0)	1,148.5	(984.8)	(c)	163.7
Operating lease liabilities, long-term	1,299.0	(1,123.5)	175.5	—		175.5
Deemed landlord financing obligations	1,254.2	(1,254.2)	—	—		—
Financing lease liabilities, long-term	306.2	(305.8)	0.4	—		0.4
Deferred taxes, net	2.0	(0.1)	1.9	—		1.9
Other long-term liabilities	42.8	(35.2)	7.6	—		7.6
Shareholders’ equity:
Preferred stock	—	—	—	—		—
Common stock	1.9	—	1.9	—		1.9
Additional paid-in capital	3,030.9	—	3,030.9	3.5	(f)	3,034.4
Accumulated deficit	(492.5)	(1,396.9)	(1,889.4)	1,034.3	(g) (l)	(855.1)
Accumulated other comprehensive loss	(30.3)	(1.8)	(32.1)	—		(32.1)
Less: Common stock held in treasury, at cost	(34.3)	—	(34.3)	—		(34.3)
Total shareholders’ equity	2,475.7	(1,398.7)	1,077.0	1,037.8		2,114.8
Total liabilities and shareholders’ equity	$7,570.1	$(4,513.0)	$3,057.1	$49.4		$3,106.5

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

TOPGOLF CALLAWAY BRANDS CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the nine months ended September 30, 2025 (In millions, except per share data)

	As Reported	Topgolf Disposal (a)	Jack Wolfskin Disposal (b)	Continuing Operations	Transaction Accounting Adjustments	Notes	Pro Forma
Net revenues:
Products	$1,796.6	$(10.9)	$(95.4)	$1,690.3	$5.0	(i)	$1,695.3
Services	1,340.2	(1,340.2)	—	—	—		—
Total net revenues	3,136.8	(1,351.1)	(95.4)	1,690.3	5.0		1,695.3
Costs and expenses:
Cost of products	1,019.3	(5.2)	(53.3)	960.8	4.6	(i) (k)	965.4
Cost of services, excluding depreciation and amortization	140.1	(140.1)	—	—	—		—
Other venue expense	1,000.5	(1,000.5)	—	—	—		—
Selling, general and administrative expense	710.3	(142.6)	(65.5)	502.2	—		502.2
Research and development expense	61.2	(11.8)	(2.2)	47.2	—		47.2
Venue pre-opening costs	4.8	(4.8)	—	—	—		—
Total costs and expenses	2,936.2	(1,305.0)	(121.0)	1,510.2	4.6		1,514.8
Income from operations	200.6	(46.1)	25.6	180.1	0.4		180.5
Interest expense, net	(175.9)	130.7	0.1	(45.1)	28.9	(h)	(16.2)
Other (expense) income, net	(1.3)	0.5	11.6	10.8	—		10.8
Income before income taxes	23.4	85.1	37.3	145.8	29.3		175.1
Income tax provision	15.7	26.4	4.6	46.7	7.2	(l)	53.9
Net income	$7.7	$58.7	$32.7	$99.1	$22.1		$121.2
Earnings per common share:
Basic	$0.04						$0.66
Diluted	$0.04						$0.63
Weighted-average common shares outstanding:
Basic	183.7						183.7
Diluted	185.2					(m)	199.8

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2024
(In millions, except per share data)

	As Reported	Topgolf Disposal (a)	Jack Wolfskin Disposal (b)	Continuing Operations	Transaction Accounting Adjustments	Notes	Pro Forma
Net revenues:
Products	$2,447.8	$(17.9)	$(346.6)	$2,083.3	$2.9	(i)	$2,086.2
Services	1,791.5	(1,791.5)	—	—	—		—
Total net revenues	4,239.3	(1,809.4)	(346.6)	2,083.3	2.9		2,086.2
Costs and expenses:
Cost of products	1,401.7	(9.6)	(193.7)	1,198.4	3.5	(i) (k)	1,201.9
Cost of services, excluding depreciation and amortization	186.7	(186.7)	—	—	—		—
Other venue expense	1,303.5	(1,303.5)	—	—	—		—
Selling, general and administrative expense	1,045.7	(194.1)	(174.6)	677.0	(5.6)	(j) (k)	671.4
Research and development expense	92.1	(19.7)	(8.4)	64.0	—		64.0
Goodwill and intangible assets impairment	1,452.0	(1,452.0)	—	—			—
Venue pre-opening costs	14.8	(14.8)	—	—	—		—
Total costs and expenses	5,496.5	(3,180.4)	(376.7)	1,939.4	(2.1)		1,937.3
(Loss) income from operations	(1,257.2)	1,371.0	30.1	143.9	5.0		148.9
Interest expense, net	(231.2)	167.4	0.8	(63.0)	28.4	(h)	(34.6)
Other income, net	15.2	—	6.5	21.7	4.9	(j)	26.6
(Loss) income before income taxes	(1,473.2)	1,538.4	37.4	102.6	38.3		140.9
Income tax (benefit) provision	(25.5)	39.6	1.5	15.6	9.4	(l)	25.0
Net (loss) income	$(1,447.7)	$1,498.8	$35.9	$87.0	$28.9		$115.9
(Loss) earnings per common share:
Basic	$(7.88)						$0.63
Diluted	$(7.88)						$0.61
Weighted-average common shares outstanding:
Basic	183.7						183.7
Diluted	183.7					(m)	199.3

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2023
(In millions, except per share data)

	As Reported	Topgolf Disposal (a)	Jack Wolfskin Disposal (b)	Continuing Operations	Transaction Accounting Adjustments	Notes	Pro Forma
Net revenues:
Products	$2,540.1	$(16.3)	$(380.0)	$2,143.8	$2.4	(i)	$2,146.2
Services	1,744.7	(1,744.7)	—	—	—		—
Total net revenues	4,284.8	(1,761.0)	(380.0)	2,143.8	2.4		2,146.2
Costs and expenses:
Cost of products	1,443.9	(9.4)	(218.1)	1,216.4	1.7	(i)	1,218.1
Cost of services, excluding depreciation and amortization	186.8	(186.8)	—	—	—		—
Other venue expense	1,252.3	(1,252.3)	—	—	—		—
Selling, general and administrative expense	1,036.6	(185.1)	(171.6)	679.9	—		679.9
Research and development expense	101.6	(30.9)	(9.0)	61.7	—		61.7
Venue pre-opening costs	25.9	(25.9)	—	—	—		—
Total costs and expenses	4,047.1	(1,690.4)	(398.7)	1,958.0	1.7		1,959.7
Income from operations	237.7	(70.6)	18.7	185.8	0.7		186.5
Interest expense, net	(210.2)	137.3	2.2	(70.7)	—		(70.7)
Other income, net	7.3	(0.8)	(0.4)	6.1	—		6.1
Income before income taxes	34.8	65.9	20.5	121.2	0.7		121.9
Income tax (benefit) provision	(60.2)	82.6	5.6	28.0	0.2	(l)	28.2
Net income	$95.0	$(16.7)	$14.9	$93.2	$0.5		$93.7
Earnings per common share:
Basic	$0.51						$0.51
Diluted	$0.50						$0.50
Weighted-average common shares outstanding:
Basic	185.0						185.0
Diluted	201.1						201.1

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2022
(In millions, except per share data)

	As Reported	Topgolf Disposal (a)	Jack Wolfskin Disposal (b)	Continuing Operations	Transaction Accounting Adjustments	Notes	Pro Forma
Net revenues:
Products	$2,465.5	$(18.7)	$(354.0)	$2,092.8	$1.8	(i)	$2,094.6
Services	1,530.2	(1,530.2)	—	—	—		—
Total net revenues	3,995.7	(1,548.9)	(354.0)	2,092.8	1.8		2,094.6
Costs and expenses:
Cost of products	1,400.6	(10.7)	(215.4)	1,174.5	1.2	(i)	1,175.7
Cost of services, excluding depreciation and amortization	184.0	(184.0)	—	—	—		—
Other venue expense	1,076.9	(1,076.9)	—	—	—		—
Selling, general and administrative expense	970.6	(180.6)	(151.1)	638.9	—		638.9
Research and development expense	76.4	(14.3)	(7.3)	54.8	—		54.8
Venue pre-opening costs	30.4	(30.4)	—	—	—		—
Total costs and expenses	3,738.9	(1,496.9)	(373.8)	1,868.2	1.2		1,869.4
Income from operations	256.8	(52.0)	19.8	224.6	0.6		225.2
Interest expense, net	(142.8)	95.0	0.2	(47.6)	—		(47.6)
Other income, net	27.9	0.7	5.2	33.8	—		33.8
Income before income taxes	141.9	43.7	25.2	210.8	0.6		211.4
Income tax (benefit) provision	(16.0)	43.5	4.7	32.2	0.2	(l)	32.4
Net income	$157.9	$0.2	$20.5	$178.6	$0.4		$179.0
Earnings per common share:
Basic	$0.85						$0.97
Diluted	$0.82						$0.92
Weighted-average common shares outstanding:
Basic	184.9						184.9
Diluted	201.3						201.3
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Basis of Presentation
The preparation of the unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with U.S. GAAP. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 and unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2025 have been derived from the unaudited consolidated financial statements of the Company for the nine months then ended. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2024, 2023, and 2022 have been derived from the audited consolidated financial statements of the Company for the year then ended.
The pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated financial information reflects estimates and assumptions that the Company’s management believes to be reasonable. Actual results may differ from those estimates. Amounts in the “Topgolf Disposal” and “Jack Wolfskin Disposal” columns in the unaudited pro forma condensed consolidated financial statements were derived from the Company’s underlying financial records for the periods presented. The transaction accounting adjustments reflect the impact of events that are directly attributable to the Topgolf Sale and Jack Wolfskin Sale, are factually supportable, and with respect to the condensed consolidated statements of operations, are expected to have a continuing impact on the Company.
Note 2. Pro Forma Adjustments
The unaudited pro forma condensed consolidated financial statements include the following pro forma adjustments:
Topgolf Sale:
(a)Reflects the removal of the assets, liabilities, equity, revenues costs and expenses directly associated with the results of operations of Topgolf from the Company's historical audited and unaudited consolidated financial statements. This adjustment excludes intercompany balances and transactions between the Company and Topgolf which have been eliminated in consolidation.
Jack Wolfskin Sale:
(b)Reflects the removal of the revenues, costs and expenses directly associated with the results of operations of Jack Wolfskin from the Company's historical audited and unaudited consolidated financial statements. This adjustment excludes intercompany balances and transactions between the Company and Jack Wolfskin which have been eliminated in consolidation.
Transaction Accounting Adjustments:
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(c)Reflects estimated net cash proceeds of approximately $809.2 million, which is comprised of the purchase price for the Topgolf equity interests of $660 million received from the Topgolf Purchaser, plus the Company’s proceeds from related financing transactions, net of transaction fees and estimated purchase price adjustments made at closing, for the sale of the Topgolf business. Transaction fees are assumed to have been settled in cash as of September 30, 2025, including amounts that were accrued. The net cash proceeds ultimately recognized may change based on customary net working capital and other adjustments to be made pursuant to the Topgolf Purchase Agreement. The net cash proceeds from the Topgolf Sale were subsequently used by the Company to repay a portion of the Company's existing 2023 Term Loan B.
The pro forma adjustment to cash and cash equivalents was calculated as follows (in millions):

Estimated proceeds, net of transaction costs(1)	$809.2
Payment on 2023 Term Loan B	(1,000.0)
Payment on accrued interest as of September 30, 2025	(0.2)
$(191.0)

(1) For purposes of these pro forma financial statements, estimated net cash proceeds has been grossed up to include the estimated cash sold in the transaction.
The pro forma adjustment to long-term debt, net was calculated as follows (in millions):

Payment on 2023 Term Loan B	$(1,000.0)
Write-off of unamortized debt issuance costs related to debt payment	15.2
$(984.8)
(d)Reflects the transaction costs expected to be incurred that have not been recognized in the historical financial statements. These costs primarily relate to financial and tax costs and are reflected as an accrual to accounts payable and accrued expenses on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2025.
(e)The adjustment reflects approximately 40% ownership interest in the Topgolf business retained by the Company pursuant to the Topgolf Purchase Agreement at the estimated preliminary fair value of $247.6 million. Estimates of fair value are preliminary and final valuations could be materially different from amounts presented herein.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(f)Adjustment reflects share-based compensation expense incurred by the Company on behalf of the Topgolf business and the Topgolf Purchaser related to the continued vesting of certain restricted stock unit and performance stock unit awards held by employees of Topgolf following the closing of the Topgolf Sale. Such awards will continue to vest based on continued employment or service with Topgolf and its affiliates and do not vest solely as a result of the Topgolf Sale. As a result, the Company will recognize an increase to additional paid-in capital of approximately $3.5 million.
(g)Adjustment reflects the effect of adjustments described in notes (c) through (f) on shareholders’ equity.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
(h)In connection with the $1,000.0 million payment on the 2023 Term Loan B upon closing of the Topgolf Sale, as discussed in note (c), interest expense associated with the obligations was also removed from the historical results of the Company. The associated interest expense consisted of $57.7 million and $87.1 million for the nine months ended September 30, 2025, and for the year ended December 31, 2024, respectively. Historical interest expense of $28.8 million and $43.5 million for the nine months ended September 30, 2025, and for the year ended December 31, 2024, respectively, was removed and included as a component of discontinued operations related to Topgolf and are presented in the Topgolf Disposal column on the unaudited pro forma condensed consolidated statements of operations. Additionally, for the year ended December 31, 2024, the pro forma adjustment reflects a write-off of $15.2 million related to unamortized debt issuance costs.
(i)Income statement adjustments to reverse intercompany eliminations are as follows (in millions):

	Nine months ended September 30, 2025	Year ended December 31, 2024	Year ended December 31, 2023	Year ended December 31, 2022
Net revenues: Products	$5.0	$2.9	$2.4	$1.8
Cost of products	$4.4	$2.0	$1.7	$1.2
(j)In connection with the Topgolf Sale, the Company and the Topgolf Purchaser entered into a TSA pursuant to which the Company and the Topgolf Purchaser will each provide certain post-closing services to each other on a transitional basis for a period of three to eighteen months following the closing of the Topgolf Sale. The pro forma adjustments reflect costs that can be reasonably estimated as of the filing date.
Adjustments for the twelve months ended December 31, 2024 reflect the following:
•$1.4 million in selling, general and administrative expense of cost recoveries associated with incremental operating expenses related to IT services, finance and accounting, human resources, legal, and other corporate support services.
•$4.9 million in other income, net of cost recoveries associated with IT services, finance and accounting, human resources, legal, and other corporate support services provided by the Company’s ongoing resources.
(k)In connection with the Jack Wolfskin Sale, the Company and the Jack Wolfskin Purchaser entered into a TSA pursuant to which the Company and the Jack Wolfskin Purchaser each provide certain post-closing services to each other on a transitional basis for a period of six to eighteen months following the closing of the Jack Wolfskin Sale. The pro forma adjustments reflect costs that can be reasonably estimated as of the filing date.
Adjustments for the nine months ended September 30, 2025 reflect the following:
•$0.2 million in cost of products for warehousing and embroidery costs.
Adjustments for the twelve months ended December 31, 2024 reflect the following:
•$4.2 million in selling, general and administrative expense of cost recoveries associated with IT services.
•$1.5 million in cost of products for warehousing and embroidery costs, net of cost recoveries associated with inventory sourcing services.
(l)Adjustment reflects the estimated income tax impact of the pro forma transaction accounting adjustments at the applicable statutory income tax rates in effect within the respective tax jurisdictions during the periods presented. In addition, due to the effects of valuation allowances on certain deferred tax assets, the Company also considered and applied such impacts in addition to the statutory tax rates where appropriate.
(m)Adjustment reflects the diluted earnings per share after giving effect to the pro forma adjustments. The dilutive weighted-average shares outstanding for the nine months ended September 30, 2025 and for the year ended December 31, 2024 have been adjusted to include those securities that would be dilutive in each respective period.